Exhibit 10.2

3 World Trade Center 175 Greenwich St., 38th Floor New York, NY 10007

March 24, 2025

VIA E-MAIL ([XXX])

Matthew Lang

[XXX]

[XXX]

Dear Matt:

On behalf of Metsera, Inc. (collectively with its subsidiaries, the “Company”), we are pleased to extend you an offer of employment to join the Company as Chief Legal Officer, pursuant to the terms of this offer letter (this “Letter”) which, if you accept, will govern your employment with the Company.

1.
Position, Duties and Responsibilities.

Your employment with the Company will be full-time and will commence on April 14, 2025 (your “Start Date”). You will report to the Company’s Chief Executive Officer (the “CEO”). As Chief Legal Officer, you will be responsible for overseeing all aspects of the Company’s legal function, including in relation to corporate governance, transactions, contracts, financings, employment, intellectual property and human resources, developing an in-house team to work alongside and efficiently manage outside counsel. You will also perform such other duties as are reasonably assigned to you from time to time by the CEO. Your position will be officer level and you will be entitled to defense, indemnity and D&O insurance coverage to the same extent and at the same level as other officers in the Company.

a.
The Company is currently operating on a hybrid, in-person/remote work model. You will be permitted to work remotely from your home in California; however, it is expected that you will be available to work in-person as reasonably necessary or requested in connection with the performance of your duties and responsibilities to the Company, at the Company’s New York City office, currently located at 175 Greenwich Street, New York, NY 10007. Further, you will be expected to engage in such business travel as may be reasonably required from time to time in furtherance of the performance of your duties and responsibilities to the Company.

b.
Commencing on your Start Date, you agree to devote all of your business time and attention to the business and affairs of the Company, unless otherwise approved by the CEO. Notwithstanding the foregoing, the Company acknowledges and agrees that, if requested, you may serve as an advisor to your former employer for up to six months so long as all such work will be conducted on non-business hours.

2.
At-Will Employment. Your employment relationship with the Company is “at will,” which means that either you or the Company may terminate your employment at any time for any or no reason, with or without advance notice. No employee or representative of the Company has the authority to modify this at-will employment agreement except for the CEO, and any such modification must be in a written agreement signed by both you and the CEO. This paragraph constitutes an integrated agreement with respect to the at-will nature of your employment relationship, and there may be no implied or oral agreements that in any way modify this at-will employment agreement. As a professional courtesy, we request that, in the event of resignation, you give the Company at least two weeks’ notice.

3.
Compensation.

a.
In consideration for the performance of your duties and responsibilities hereunder, your initial, gross annualized base salary will be $500,000, paid bi-weekly in accordance with the Company’s payroll schedule, as in effect from time to time. In light of your duties and compensation, you will be classified as an exempt employee and

Matthew Lang

March 24, 2025

will not be eligible for overtime. As a full-time, exempt employee, you will be expected to work the Company’s normal business hours and any additional time required to support the Company and complete your work. Your salary is intended to compensate you for all hours worked in any work week.

b.
You will also be eligible to earn an annual target bonus, which will initially be forty percent (40%) of your base salary. Your bonus for calendar year 2025 will be based upon a full year annualized Base Salary and will not be pro-rated based on Start Date. This amount, if any, shall be determined by the Company in its sole and absolute discretion based on the results of the Company’s operations and your individual performance. Bonuses are not guaranteed. You must be employed in good standing by the Company and you must not have given notice of your resignation or received notice of your termination as of the date bonuses are paid in order to be eligible for, and to receive, a bonus.

c.
The Company will be entitled to withhold from any amounts payable under this Letter any federal, state, local or foreign withholding or other taxes or charges which the Company is required by law to withhold. The Company will be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding arise. Notwithstanding anything to the contrary set forth herein, all provisions of this Letter will be construed and interpreted to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder (collectively, “Section 409A”), or to be exempt from Section 409A to the extent an exemption is applicable. Each payment of compensation under this Letter will be treated as a separate payment. Nothing in this Letter will require the Company or its successors to be liable for, or be required to indemnify you for, any adverse tax effect or liability associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

d.
Subject to (i) the approval of such award by the Board of Directors of the Company (the “Board”), or an authorized committee thereof, and (ii) your continued service to the Company through the date of grant of such award (which shall not be later than 30 days following the date of such Board approval), you will be eligible to receive a grant of a stock option award pursuant to the Company’s 2025 Incentive Award Plan (the “Plan”), with underlying shares of common stock of the Company equal to 325,000, and in such form and otherwise subject to such terms and conditions as approved by the Board, or an authorized committee thereof, in its sole discretion. Subject to (i) and (ii) above, you will also be eligible to receive an additional 2025 annual stock option award if and when 2025 annual stock option awards are made to other officers.

4.
Benefits; Company Policies.

a.
You will be eligible to participate in all employee welfare and benefit plans, programs and arrangements made available generally to Company employees of equal status, provided that you meet all requirements for each benefit. Each benefit is governed by the applicable policy provider’s terms and conditions, which will be determinative. The Company reserves the right to amend, modify, or terminate any of these benefits without notice.

b.
You will be entitled to vacation and paid time off for certain U.S. holidays, in accordance with the Company’s policies, as in effect from time to time.

c.
The Company will reimburse you for all reasonable business expenses you incur pursuant to the Company’s usual expense reimbursement policies and practices, as in effect from time to time, following your submission of reasonable documentation thereof. Notwithstanding the Company’s travel policy, you will be eligible to fly business class on business trips. With regard to reimbursement of costs and expenses, except as permitted by Section 409A, (i) the right to reimbursement shall not be subject to liquidation or exchange for another benefit; (ii) the amount of expenses eligible for reimbursement provided during any taxable year shall not affect the expenses eligible for reimbursement in any other taxable year; and (iii) such payments shall be made on or before the last day of your taxable year following the taxable year in which the expense was incurred.

d.
Severance. As Chief Legal Officer, you are eligible to participate in the Company’s Severance Plan in accordance with its terms as a C-Suite Executive Officer (as defined in the Severance Plan). In the event the

Matthew Lang

March 24, 2025

Severance Plan is amended after the date hereof in any manner that is adverse to you, then such amendment shall not apply to you without your prior written consent.

e.
You will, at all times, be subject to the Company’s policies and procedures and must adhere to those policies and procedures, including as set forth in the Company’s Employee Handbook and including, without limitation, those pertaining to confidentiality and standards of conduct. The Company reserves the right to amend its policies, procedures and practices at any time.

5.
Contingencies. Your offer of employment is contingent on the following: (i) verification of your right to work in the United States within 72 hours of your date of hire; (ii) your execution of the attached Confidentiality, Inventions Assignment, Non-Solicitation, and Non-Competition Agreement no later than your Start Date; and (iii) satisfactory completion of a pre-employment screening.

6.
Governing Law. This Letter shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of laws provisions thereof. You hereby agree that venue for any dispute related to this Letter, your application for employment, employment, or termination of employment with the Company, will be in a court of competent jurisdiction in New York County, New York. You further waive objection to the jurisdiction or to the laying of venue in any such court.

7.
Entire Agreement. Together with the Confidentiality, Inventions Assignment, Non-Solicitation, and Non-Competition Agreement, this Letter contains the entire agreement and understanding between you and the Company and supersedes any prior or contemporaneous agreements, understandings, or communications between you and the Company (oral or written). The terms of your employment may be amended in the future, but only by a written amendment to this Letter signed by a duly authorized representative of the Company. You acknowledge and agree that in executing this Letter you have not relied on any statement or representation not contained in this Letter.

8.
Acknowledgements and Representations. You acknowledge that you are not relocating your residence in reliance of any promise or representation by the Company regarding the kind, character, or existence of any potential employment with the Company, or the length of time such employment will last, or the compensation related thereto. You represent that you are free to enter into an employment relationship with the Company and to perform the services required of you. You further represent that you have disclosed to the Company and provided copies of any agreement you may have with any third party (such as a current or former employer) which may limit your ability to work for the Company, or which otherwise could create a conflict of interest with the Company. You further represent that you are not bound by any non-competition, non-disclosure, non-solicitation, or similar obligations, except for those contained in the written agreements you have provided to the Company. You understand that you are prohibited from using or disclosing any confidential information or materials, including trade secrets, of any former employer or other third party to whom you have an obligation of confidentiality and from violating any lawful agreement that you may have with any third party. By signing this Letter, you represent that you have and will comply with these requirements and that you are not in possession of any confidential documents or other property of any former employer or other third party.

This Letter is only valid and binding if a countersigned copy is returned to my attention by the earlier of (i) March 26, 2025 or (ii) any date upon which the Company notifies you that this offer has been rescinded, and otherwise shall become void, and of no force or effect.

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Matthew Lang

March 24, 2025

Matt, we believe you can make a valuable contribution to the Company and hope that you accept our offer. After reviewing this Letter, please confirm that it reflects your understanding by signing and returning to me.

Very truly yours,

/s/ Whit Bernard

Whit Bernard

Chief Executive Officer

Attachment:

Confidentiality, Inventions Assignment, Non-Solicitation, and Non-Competition Agreement

AGREED AND ACCEPTED:

Matthew Lang

Print Name

/s/ Matthew Lang

Signature

3/24/2025

Date